Exhibit 10.15

DISCOVER FINANCIAL SERVICES

September 24, 2007

Ms. Diane E. Offereins

270 Roger Williams Avenue

Highland Park, IL 60035

Re:	Waiver of Change of Control Benefits in Your Offer Letter

Dear Diane,

This Letter Agreement is to memorialize the agreement between you and Discover as set forth below regarding the change of control severance benefits delineated in your January 8, 1999 offer letter (“Offer Letter”) from Discover Financial Services, Inc. (“Discover”). (See offer letter attached hereto.) For purposes of this Letter Agreement, Discover shall include Discover Financial Services and its past, present and future parents, subsidiaries, divisions, business units, and its and their respective current and former directors, officers, employees, agents, managers, shareholders, successors, assigns, and other representatives.

You, and anyone claiming through you or on your behalf, hereby voluntarily waive any right that you had, have or may ever have to, and hereby release Discover with respect to any and all claims that you had, have or may ever have to provide you with, any severance or other benefits pursuant to your Offer Letter in the event of a change of control. You further agree that the entire third paragraph of your Offer Letter which concerns such change of control severance benefits will be null and void and of no force or effect, effective as of the date that you sign this Letter Agreement. In consideration for your eligibility to participate in the Discover Change in Control Severance Policy and other good and valuable consideration, the receipt of which is hereby acknowledged, you waive and release Discover as set forth above.

You represent and confirm that you are the sole owner of the claims that are waived and released above; and that none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and that you have the full right and power to grant, execute, and deliver the waivers, releases, and agreements contained in this Letter Agreement.

This Letter Agreement is enforceable by Discover and may be assigned or transferred by Discover to, and shall be binding upon and inure to the benefit of, any affiliate of Discover or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Discover. You may not assign any of your rights under this Letter Agreement. This Letter Agreement contains the entire agreement between you and Discover with respect to the subject matter contained herein and supersedes all prior and/or contemporaneous negotiations, understandings or agreements between us, whether written or oral, with respect to such subject matter.

Please acknowledge that you agree with the foregoing by signing in the space provided below and returning the signed copy to me. If you have any questions, please do not hesitate to contact me.

Sincerely yours,

/s/ Marcelo Modica

Marcelo Modica

Vice President, Human Resources

On behalf of

Discover Financial Services, Inc.

AGREED AND ACCEPTED;

/s/ Diane E. Offereins

Diane E. Offereins

Executive Vice President

9-24-07

Date

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